UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 8, 2016

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The name and address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.
The information contained in Item 8.01 of this Current Report on Form 8-K regarding the engineering, procurement, and construction agreement (the “EPC Agreement”) between (i) Georgia Power Company (“Georgia Power”), Oglethorpe Power Corporation, certain wholly-owned subsidiaries of the Municipal Electric Authority of Georgia, and the City of Dalton, Georgia, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light, and Sinking Fund Commissioners (together, the “Vogtle Owners”), and (ii) Westinghouse Electric Company LLC (“Westinghouse”) and CB&I Stone & Webster, Inc. (“S&W” and, together with Westinghouse, the “Contractor”) with respect to the two new nuclear generating units under construction at Plant Vogtle (“Plant Vogtle Units 3 and 4”) and the related amendment thereto is incorporated into this Item 1.01.
Item 8.01.        Other Events.
See MANAGEMENT'S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Retail Regulatory Matters - Nuclear Construction” of Georgia Power in Item 7 and Note 3 to the financial statements of Georgia Power under “Retail Regulatory Matters - Nuclear Construction” in Item 8 of Georgia Power’s Annual Report on Form 10-K for the year ended December 31, 2014. See also MANAGEMENT'S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Retail Regulatory Matters - Nuclear Construction” of Georgia Power and Note (B) to the Condensed Financial Statements under “Retail Regulatory Matters - Georgia Power - Nuclear Construction” in Georgia Power’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 for additional information regarding (1) Plant Vogtle Units 3 and 4, (2) the EPC Agreement, (3) the related litigation in the U.S. District Court for the Southern District of Georgia (the “Court”) between the Contractor and the Vogtle Owners (the “Vogtle Construction Litigation”), (4) the acquisition by Westinghouse of S&W from Chicago Bridge & Iron Co., N.V. (the “Acquisition”), which was completed on December 31, 2015, and (5) the term sheet (the “Term Sheet”) entered into by Westinghouse and the Vogtle Owners on October 27, 2015 setting forth the terms of a settlement agreement to resolve disputes between the Vogtle Owners and the Contractor under the EPC Agreement, pursuant to which (a) the Vogtle Owners and the Contractor have (i) executed mutual releases of all open claims which had been asserted, including any potential extension of such open claims, as well as future claims based on events occurring prior to the effective date of the release (December 31, 2015) that potentially could have been asserted under the original terms of the EPC Agreement and (ii) filed motions with the Court seeking the dismissal of the Vogtle Construction Litigation with prejudice, and (b) the Vogtle Owners, Chicago Bridge & Iron Company, N.V., and The Shaw Group have executed mutual releases of any and all claims against each other arising out of the construction of Plant Vogtle Units 3 and 4. On January 5, 2016, the Court dismissed the Vogtle Construction Litigation with prejudice.
In connection with the consummation of the Acquisition and in accordance with the Term Sheet, on January 8, 2016, Georgia Power, acting for itself and as agent for the other Vogtle Owners, and the Contractor entered into an amendment to the EPC Agreement (the “EPC Amendment”), to be effective as of December 31, 2015, to implement the previously disclosed terms of the settlement included in the Term Sheet. In particular, the EPC Amendment (1) restricts the Contractor’s ability to seek further increases in the contract price by clarifying and limiting the circumstances that constitute nuclear regulatory changes in law; (2) provides for enhanced dispute resolution procedures; (3) revises the guaranteed substantial completion dates to match the current estimated in-service dates of June 30, 2019 for Unit 3 and June 30, 2020 for Unit 4; (4) provides that delay liquidated damages will now commence from the current estimated nuclear fuel loading date for each unit, which is December 31, 2018 for Unit 3 and December 31, 2019 for Unit 4, rather than the original guaranteed substantial completion dates under the EPC Agreement; and (5) provides that Georgia Power, based on its ownership interest, will pay to the Contractor and capitalize to the project cost approximately $350 million, of which approximately $120 million has been paid previously under the dispute resolution procedures of the EPC Agreement. In addition, in accordance with the requirements of the Term Sheet, the EPC Amendment provides for the resolution of other open existing items relating to the scope of the project under the EPC Agreement, including cyber security, for which costs were reflected in Georgia Power’s previously disclosed in-service cost estimate.
Georgia Power will submit the terms of the settlement, including the EPC Amendment, to the Georgia Public Service Commission for its review.
Additionally, on January 13, 2016, as a result of recent credit rating downgrades of Toshiba Corporation, Westinghouse’s parent company, Westinghouse provided the Vogtle Owners with letters of credit in accordance with the terms of the EPC Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2016	GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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